Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is between Selami A. Sehsuvaroglu (“Executive”), Empire Energy Corporation International, a Nevada corporation, including its predecessors, subsidiaries, successors, assigns, affiliated and parent companies (“the Company”), Tad M. Ballantyne (“TMB”), John C. Garrison (“JCG”), Clive F. Burrett (“CFB”), and Michael Roberts (“MR”).

WHEREAS, Executive is employed by the Company as President, Chief Executive Officer and serves as a Director of the Company; and

WHEREAS, TMB, JCG, CFB and MR are directors of the Company; and

WHEREAS, the parties wish to terminate their relationship under specified conditions.

THEREFORE, in consideration of the mutual promises and undertakings provided herein, the parties hereto agree as follows:

1. Executive will voluntarily resign his employment with the Company and subsidiaries and position as a Director of the Company and subsidiaries. These resignations will be effective as of the “Resignation Date” as defined in paragraph 14 of this Agreement.

2. Executive will waive any right or claim to any rights or entitlements he may have under his employment agreement for wages, salary, benefits, stock options or other entitlements under the employment agreement between Executive and Company effective August 15, 2007, and under Australian law for employee benefits, including superannuation benefits, any accrued and unpaid annual leave or personal leave.

3. Executive will return the power of attorney to act for the Company.

4. Executive will return any Company supplied equipment other than the laptop computer, which he will be permitted to retain. Executive will return, erase, destroy and/or eliminate all company data and information on the laptop and in his possession. The Company will continue to pay Executive’s Australian mobile telephone charges for three months following the Resignation Date up to a maximum of $4,000.

5. Executive will release the Company and subsidiaries and the current and former Directors from any and all claims he may have against the Company or TMB, JCG, CFB and MR, and other employees, subsidiary directors contractors, shareholders and affiliates with the exception of any claims arising from a breach of this Agreement.

6. Executive agrees that he shall not make disparaging remarks about the Company, its officers or employees and further agrees that any breach of this provision shall not vitiate the terms, releases and/or conditions of this Agreement, but rather merely give rise to a claim for actual damages suffered by the Company, its officers or directors.

7. The Company will pay to Executive the sum of US $330,000.00 upon the earlier of a significant funding event or sixty days from the signing of this agreement.

8. The Company will deliver to Executive a duly authorized and executed certificate issued in his name, representing 6,315,800 shares of the Company’s common Class A stock. The Company agrees to use commercially reasonable efforts to register such shares on the next registration statement filed by the Company, as soon as practicable, but in no event later than April 30, 2008. The Company agrees to issue to Executive as liquidated damages an additional 631,580 shares for each month thereafter until the registration statement is filed with the Securities and Exchange Commission. The parties to this Agreement agree that this amount is a fair and accurate estimate of actual damages the Executive would suffer should the deadline not be met.

9. The Company will release Executive from any and all claims that it may have against him arising from or related to his employment by the Company or service as a Director of the Company and will defend, hold harmless and indemnify Executive to the fullest extent allowed by law, including, but not limited to, any and all claims that may be asserted against him, the Board or the Company, relating to Executive’s position as an officer or director of the Company.

10. The Company agree that for a period of two years from the effective date of this Agreement, no language in the Company’s by-laws and articles of incorporation will be changed relating to the indemnification of Directors and Officers.

11. TMB, JCG, CFB and MR release Executive from any and all claims they may have as individuals, shareholders, or officers and directors against him individually or as a shareholder, officer or director of the Company.

12. The Company, TMB, JCG, CFB and MR each agree that it/he shall not make disparaging remarks about the Executive, and further agree that any breach of this provision shall not vitiate the terms, releases and/or conditions of this Agreement, but rather merely give rise to a claim for actual damages suffered by Executive.

13. This Agreement shall be interpreted and construed in accordance with the laws of the State of Kansas without regard to its choice of law principles and to which jurisdiction Executive, the Company and TMB, JCG, CFB and MR submit. For purposes of the enforcement or interpretation of this Agreement, the Company and TMB, JCG, CFB and MR further agree that the Kansas courts shall have exclusive jurisdiction and that any such action will be brought in a Kansas court. Should any provision of this Agreement be determined to be unenforceable for any reason, a court of competent jurisdiction per this forum selection provision shall have the power to modify such provision so as to make it enforceable in the manner coming closest to the original intent of the parties, but any provision which cannot be so modified shall not affect the enforceability of the remaining provisions.

14. The “Resignation Date” is the date this agreement is accepted by the board and a payment of $330,000 has been made. Until that time Executive will take no action without prior board approval and cooperate with the company on all regulatory matters including execution of registered and required filings with the Securities and Exchange Commission to be prepared by company which require either CEO, President or Board signature. Executive agrees to tender his resignation as an officer of the Company and its subsidiaries upon a partial payment of US$ 165,000. The remaining sum to be paid as stipulated in Clause 7.

15. The “Effective Date” is the date of Execution of the Agreement by Executive, the Company and TMB, JCG, CFB and MR. From the Effective Date of the Agreement until the Resignation Date, the parties to this Agreement agree that neither the Company nor TMB, JCG or CFB shall convey or transfer or cause to be transferred or conveyed assets of the Company to any third party which results in a reduction of the assets or property of the Company other than in the reasonable course of business or in settlement with MR. Further, neither the Company nor TMB, JCG or CFB will enter into any agreements which pledge or encumber the assets of the Company except to the extent necessary to fund the obligations set forth in this Agreement and list in paragraph 14 of this agreement.

16. Executive, the Company and TMB, JCG, CFB, and MR agree that the prevailing party in any legal action regarding this Agreement and its terms will have attorneys’ fees and costs paid by the other party (ies).

SO AGREED:

/s/ Selami A. Sehsuvaroglu	Date:
Selami A. Sehsuvaroglu

Empire Energy Corporation International

By:	Date:

Its

/s/ Tad M. Ballantyne	Date:
Tad M. Ballantyne

/s/ John C. Garrison	Date:
John C. Garrison

/s/ Clive F. Burrett	Date:
Clive F. Burrett

/s/ Michael Roberts	Date:
Michael Roberts

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